Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 VitaminShoppe.com	NEWS RELEASE

THE VITAMIN SHOPPE® EXPANDS EXECUTIVE TEAM

HIRES EXECUTIVE VICE PRESIDENT, CHIEF MERCHANDISING & MARKETING OFFICER

SECAUCUS, NJ (August 1, 2018) – Vitamin Shoppe, Inc. (NYSE: VSI), an omni-channel, specialty retailer of nutritional products, today announced that David Mock, who has served as a consultant to the Company since January 2018, has joined as Executive Vice President—Chief Merchandising and Marketing Officer effective July 30, 2018.

Alex Smith, Chairman of the Vitamin Shoppe commented, “We are delighted to have Dave join the Vitamin Shoppe leadership team. He is a talented and experienced retail executive with significant experience in retail transformation and a proven track record of successfully implementing strategies and rapidly turning around retailers driving top line growth and improved profitability. We look forward to working with Dave as we continue building on the transformational work that is underway.”

Mr. Mock brings over three decades of experience in retail transformation most recently as President of D Mock Retail Rebuild Ltd. From 2014 until 2016 he served as Chief Merchandising & Marketing Officer for Earth Fare. Mr. Mock served as Senior Vice President Merchandising, Global Sourcing and Innovation Officer for Canadian Tire Retail from 2012 through 2013. His other retail experience included; Senior Vice President Merchandising, Hardlines, Consumables, Pharmacy, Haba/Cosmetics for Zellers from 2008 to 2012 and various positions at Loblaw Companies Limited, from 1983 through 2007 with his last position being Senior Vice President Food Merchandising and Marketing.

In connection with Mr. Mock’s hiring, the Compensation Committee of Vitamin Shoppe, Inc.’s Board of Directors granted Mr. Mock equity valued at $500,000 as of the grant date, comprised of restricted stock units, vesting 50% on the second anniversary of the award date and 50% on the third anniversary of the award date and performance share units, vesting in 2020, subject to Mr. Mock’s continued employment with the Company (the “Inducement Award”). The Inducement Award was granted outside of the Vitamin Shoppe 2018 Long-Term Incentive Plan (the “LTIP”) (but generally incorporates the terms and conditions of the LTIP), in reliance on the employment inducement exemption under NYSE 303A.08, which requires public announcement of inducement awards. The Company is issuing this press release pursuant to the requirements of Rule 303A.08.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is an omni-channel, specialty retailer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 900 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, and Next Step® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Analysts and Investors:	Media:
Kathleen Heaney	Crystal Carroll
201-552-6430	201-552-6328
kathleen.heaney@vitaminshoppe.com	crystal.carroll@vitaminshoppe.com

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